Exhibit 10.4

2013 Management Incentive Program

Administration Guidelines

July 1, 2013

Purpose

The purpose of the Endurance International Group Holdings, Inc. (the “Company”) Management Incentive Program is to share the success of the company on a quarterly basis. This document describes guidelines and administration.

In general, incentive plans can be described as a process for establishing a pool of value to be distributed to employees coupled with a process for determining who is eligible to receive a distribution and how the pool will be allocated between eligible employees.

Eligibility

Eligibility is determined by role and level within the organization; generally Director-level (SM) and above Exempt professionals. Eligible employees are notified in writing. Employees must be hired within the first two months of the quarter to be eligible for that quarter’s bonus. To receive payment, an employee must be actively working for the Company at the time payment is made and in good standing. Any Employee eligible to participate in any other discretionary cash-based short-term incentive plan including without limitation a sales commission plan is ineligible.

Participation Level

Individual target bonus percentage is determined by Organization Level.

Eligible Earnings

Eligible earnings include payments made during the quarter of regular earnings excluding payments for overtime, bonuses and other special or incentive payments.

Quarterly Bonus Pool Determination

Bonus pool funding is dependent upon reaching Revenue growth and EBITDA targets set by management. A minimum threshold must be achieved by the Company before any bonus will be paid. At the end of the month following the end of a quarter, a Company Achievement Factor is determined based upon performance results provided by the Finance group and approved by the Board.

The Company Achievement Factor is based on the Company’s performance, and is weighted 60% on EBITDA performance and 40% on Revenue growth. EBITDA and Revenue minimum performance threshold is set at 90%. The plan can pay out if one target is hit but not the other. Achievement of 100% EBITDA and 100% Revenue performance will equate to 100% funding of the bonus pool.

Achievement	Payout
90%	50%
95%	95%
100%	100%
105%	105%
110%	110%
115%	125%
120%	140%
125%	155%
130%	200%

Example: 92.3% Achievement g 70.7% Payout Factor

Calculation Guidelines

In addition to the corporate goals set by management, the bonus calculation is dependent upon individual performance as determined by direct manager.

Target bonus payment is the product of eligible earnings * target % * Company Achievement Factor. Actual bonus payment is determined by management and will be adjusted based on individual performance.

Rating	Individual Performance Multiplier
Star Performer	100% ++
On Track	100%
Developing Performer	< 100%
Off Track	0%; i.e., not bonus eligible

Example

Eligible Earnings:	$25,000
Target %:	10% or $2,500
Achievement Factor:	70.7% or $1,768
Individual Performance adjustment:	110% or $1,944
Final Bonus Payment	$1,944

Payment Timing

Payments are made via payroll in the second month of the following quarter. All payments and program funding are at Board discretion.

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